Exhibit B

CONTROL PERSON IDENTIFICATION

REDWOOD CAPITAL MANAGEMENT LLC is the relevant entity for which Redwood Capital Management Holdings, LP, Double Twins K, LLC and Ruben Kliksberg may be considered control persons.